UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2013 (December 10, 2013)

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 10, 2013, Allegheny Technologies Incorporated (the “Company”) announced to affected employees the permanent closure of its Flat-Rolled Products segment Wallingford, CT finishing facility, on or about June 30, 2014, based on poor economic conditions. The closure of the Wallingford, CT facility will result in approximately $9.2 million of pre-tax exit costs that will be recognized in the Company’s fourth quarter ending December 31, 2013, including $6.0 million in termination benefits, primarily related to pension and postretirement medical benefits, a $2.7 million non-cash asset impairment charge and $0.5 million related to other exit costs. The Company expects the cash requirements associated with this closure to be approximately $1.5 million.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (d) Pursuant to the applicable provisions of the Restated Certificate of Incorporation, as amended (the “Certificate”), of the Company, the Company’s Second Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), the Company’s Directors are elected to serve staggered three-year terms and are divided into three classes, with the classes being as nearly equal in number as possible. Following the expected retirement of Michael J. Joyce, a Class III Director, from the Company’s Board of Directors (the “Board”) in accordance with the Company’s mandatory retirement policy for Directors at the end of his current term, which expires at the 2014 Annual Meeting of Stockholders, the Board otherwise then would consist of four Class I Directors, four Class II Directors and two Class III Directors.

In order to ensure that the Board continues to consist of three classes divided as evenly as possible, Louis J. Thomas, previously a Class I Director, agreed at the meeting of the Board held on December 13, 2013 to resign as a Class I Director effective immediately. Immediately thereafter, Mr. Thomas was elected as a Class III Director by the remaining members of the Board in accordance with the Certificate and the Bylaws. Concurrently with his election as a Class III Director, Mr. Thomas also was reappointed to the Audit Committee and the Technology Committee of the Board, which are the two committees of the Board on which Mr. Thomas had been serving.

The resignation and reappointment of Mr. Thomas was effected solely to satisfy certain legal requirements under the Certificate, the Bylaws and the DGCL. For all purposes other than the implementation of the reclassification of Mr. Thomas from Class I to Class III, including for purposes of the vesting of restricted stock awards and other Director compensation matters, Mr. Thomas’s service on the Board will be deemed to have continued uninterrupted since his initial election to the Board in 2004. Mr. Thomas and the two continuing Class III Directors will stand for election at the Company’s 2014 Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

Dated: December 13, 2013